Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Pre-effective Amendment No. 5 to the Registration Statement (Form F-3 No. 333-110203) and related Prospectus of BP p.l.c., BP Capital Markets America Inc., BP Canada Finance Company and BP Capital Markets p.l.c. for the registration of $10,000,000,000 of Guaranteed Debt Securities and related Guarantees and to the incorporation by reference therein of our report dated June 30, 2006 with respect to the consolidated financial statements and schedule of BP p.l.c. included in its Annual Report (Form 20-F/A) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, England	Ernst & Young LLP
18 December, 2006